UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): October 4, 2011

Amarantus BioSciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148922	26-0690857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Almanor Ave., Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 737-2734

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

On October 4, 2011 we entered into a Note Purchase Agreement (the “NPA”) and Promissory Note (the “Note”) with Dr. Samuel Herschkowitz. Under the Note and the NPA, Dr. Herschkowitz has agreed to lend us the sum of $150,000. The balance due under the Note will bear interest at the rate of twenty percent (20%) per year, with all principal and interest coming due by April 1, 2012. We may pre-pay the Note in whole or in part, but we will be required to pre-pay the interest on the entire principal amount of the Note if we pre-pay the Note in whole prior to the maturity date. In the event of default under the Note, our obligations thereunder will bear interest at the default rate of twenty-four percent (24%) per year.

Under the NPA, we are required to use the proceeds of the Note to fund ongoing research and development activities and current liabilities. We are required to provide Dr. Herschkowitz with a detailed memorandum setting forth the use of proceeds from the purchase of the Note for the period ending November 15, 2011. In addition, not less than five (5) business days prior to the first day of each month, we must deliver to Dr. Herschkowitz a detailed monthly budget. In the event that our expenditures in any month exceed the projections in the budget given for that month, we must report such deviation to Dr. Herschkowitz within five (5) business days. If our expenditures in any month exceed the budget we have provided by more than ten percent (10%), we will be in default under the Note unless Dr. Herschkowitz has agreed to such deviation in writing within five (5) days of having been notified that we have exceeded the monthly budget.

Under the NPA, as additional consideration for the funds advanced to us under the Note, we are required to issue to Dr. Herschkowitz “Equity Bonus” shares. The Equity Bonus shares shall be issued in an amount having a market value of $150,000. The market value of the Bonus Shares will be measured using the average of the three (3) lowest closing prices for our common stock for the thirty (30) trading days preceding the closing of the transaction.

Pursuant to the NPA, Dr. Herschkowitz has been appointed as a special advisor to our board of directors and will be invited (but not required to attend) all of our board of directors meetings. For each board meeting attended, we will reimburse Dr. Herschkowitz’s travel expenses and pay him a Board Meeting Fee of $2,500. The Board Meeting Fee shall be payable in shares of our common stock. For the first two meetings attended, the Board Meeting Fee shall be paid in the form of 34,247 shares per meeting. For all additional meetings, the Board Meeting Fee shall be paid in the form of common stock with a market value of $2,500. Market value for these Board Meeting Fee shares shall be measured using the weighted average trading price of our common stock on the day the board meeting is held.

The terms of the NPA further require us to register for re-sale on Form S-1 all of the Equity Bonus Shares and all shares to be issued in payment of the Board Meeting Fees. The registration statement shall be filed within forty-five (45) days of the closing of the transaction. Upon filing of the S-1, we are prohibited by the NPA from engaging in additional fundraising, issuing any additional debt or equity securities, or incurring any additional indebtedness for borrowed money until the effective date of the registration statement on Form S-1.

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As security for our obligations under the Note, we are obligated to pledge in favor of Dr. Herschkowitz shares of our common stock having a market value of not less than $600,000 (the “Pledged Shares”). Within five (5) business days after the date of the NPA, we must deliver to Dr. Herschkowitz a stock certificate evidencing the Pledged Shares together with a stock transfer power executed in blank. In the event there occurs any default under the Note that is not cured within seven (7) days, Dr. Herschkowitz shall be entitled to enforce his security interest in the Pledged Shares and good, valid and unencumbered title to the Pledge Shares shall vest in Dr. Herschkowitz. Under a letter agreement of even date with the Note and the NPA, Dr. Herschkowitz is prohibited from selling transferring or otherwise disposing of the Pledged Shares. In addition, he is prohibited from voting such shares or depositing them into a brokerage account. The shares must be returned upon timely repayment of the Note, but these restrictions will be lifted upon an event of default under NPA or the Note.

The foregoing is a summary of the material terms of the NPA and the Note and is not a complete description of their contents. These documents should be reviewed in their entirety for additional details.

SECTION 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation of the Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation is incorporated by reference into this Item 2.03.

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the issuance of unregistered securities to Dr. Herschkowitz is incorporated by reference into this Item 3.02. Dr. Herschkowitz is an accredited investor as defined in Rule 501(a) of Regulation D and the offer and sale of the Note to Dr. Herschkowitz was exempt from registration under Rule 506 of Regulation D.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Note Purchase Agreement
10.2	Promissory Note
10.3	Letter Agreement regarding Pledged Shares

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 10, 2011	Amarantus BioSciences, Inc.

By: /s/ Martin D. Cleary
Martin D. Cleary
Chief Executive Officer

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